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Labor Ready, Inc.
December 31, 1995
Computation of Earnings Per Share
                                            1995         1994         1993
                                            ----         ----         ----
Primary earnings per share
  Common stock equivalents
    Options and warrants
     granted and unexercised (note 3)    335,928      232,998
  Total weighted average (Note 1)
    shares issued                      5,525,572    4,221,885    3,668,585
                                       ---------    ---------    ---------
  Weighted average shares outstanding  5,861,500    4,454,883    3,668,585
                                       ---------    ---------    ---------
  Net Income Reported                  2,061,807      851,805      269,008
  Less Preferred Dividends               (42,704)     (42,705)     (50,154)
                                       ---------     --------    ---------
  Net income after preferred dividends 2,019,103      809,100      218,854
                                       ---------     --------    ---------
Primary earnings per share             $    0.34     $   0.18    $    0.06
                                       =========     ========    ==========

Fully diluted earnings per share
  Common stock equivalents
    Options and warrants
     granted and unexercised (note 3)    335,928      232,998
  Total weighted average (Note 2)
    shares issued                      5,525,572    4,221,885    3,668,585
                                       ---------    ---------    ---------
  Weighted average shares outstanding  5,861,500    4,454,883    3,668,585
                                       ---------    ---------    ---------
  Net Income Reported                  2,061,807      851,805      269,008
  Less Preferred Dividends               (42,704)     (42,705)     (50,154)
                                       ---------     --------    ---------
  Net income after preferred dividends 2,019,103      809,100      218,854
                                       ---------     --------    ---------
Fully diluted earnings per share       $    0.34     $   0.18    $    0.06
                                       =========     ========    ==========

Note 1:
  Total weighted average shares issued
    Shares outstanding at
     beginning of year                 4,972,094    3,904,311    2,524,902
    Total weighted average shares
     issued (retired) during the year    553,479      317,574    1,143,683
                                       ---------    ---------    ---------
  Total weighted average shares issued
   - primary EPS                       5,525,572    4,221,885    3,668,585
                                       =========    =========    =========

Note 2:
   The amount of weighted average shares outstanding is calculated in the same manner as the primary earnings per share. No other potentially dilutive securities exist (3% test is not met which would require both presentations in the financial statements).

Note 3:
Total weighted average options and
 warrants granted and unexercised
  Options outstanding at beginning
   of the year                           226,500           --           --
  Total weighted average shares
   issued (retired) during the year      109,428      232,998           --
                                       ---------    ---------    ---------
  Total weighted average
   options/warrants granted              335,928      232,998           --
                                       =========    =========    =========


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